Exhibit 10.11

TetraPhase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

December 4, 2007

Mr. Guy Macdonald

125B Magazine St,

Cambridge, MA 02139

Dear Guy:

On behalf of TetraPhase Pharmaceuticals, Inc. (the “Company”), I am very pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

1. Employment. You will be employed, effective January 14, 2008, to serve in the position of President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”), and will have such duties and responsibilities as are customarily assigned to an officer with such titles and such other duties and responsibilities as may be assigned to you from time to time by the Board. You agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.

2. Compensation. Your base rate of compensation will be $340,000 on an annual basis, less all applicable federal, state and local taxes and withholdings, such base salary to be paid in installments in accordance with the Company’s standard payroll practices, which currently provides for payments in monthly installments. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3. Bonus. If the Board approves an annual bonus for fiscal year 2008 or any fiscal year thereafter, you may be eligible for a discretionary award of up to 35% of your annualized base salary in such year. The bonus award, if any, will be based on both individual and corporate performance and will be determined by the Board in its sole discretion. In order to be eligible for a bonus, if any, you must be an active employee of the Company on the date such bonus is distributed.

4. Benefits. You shall be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits currently include: participation in group medical and dental insurance programs, term life insurance, long-term disability insurance and participation in the Company’s 401(k) plan. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.

5. Stock Incentive Program.

(a) You will be eligible to participate in the Company’s stock incentive program. The Company will grant to you, effective upon the first day of your employment, an option to purchase 880,984 shares of the Company’s Common Stock (subject to adjustment for stock splits, stock dividends, combinations, reclassifications and other similar events affecting the Common Stock). In the event that the Company issues shares of its Series A-2 Convertible Participating Preferred Stock pursuant to Section 1.01(b)(i) of the Stock Purchase Agreement dated as of August 8, 2006 by and among the Company and the Purchasers (as defined therein) upon the achievement of the Milestone (as defined therein) (such shares being referred to as the “Milestone Shares”), then, subject to the approval of the Board, the Company will grant to you an additional option to purchase a number of shares of the Company’s Common Stock equal to five percent (5%) of the shares of Common Stock issuable upon conversion of the Milestone Shares as of the date of issuance of the Milestone Shares.

(b) Each of such stock options (together, the “Options”) will vest (i.e., become exercisable) as to 25% of the shares covered thereby on the first anniversary of your first day of employment and as to 6.25% of the shares covered thereby every three months thereafter, subject to your continued employment by the Company. The exercise price will be equal to the fair market value of one share of Common Stock on the date of grant for each of such Options as determined by the Board. Each of such Options will be issued pursuant to the Company’s 2006 Stock Incentive Plan (the “Stock Plan”) and the stock option agreements covering the Options, which must be executed to effect the grant of any option. Such stock option agreements shall be consistent with the form of option agreement generally used by the Company and the terms of this offer letter.

(c) Upon the occurrence of a Change in Control Event (as defined below) during your employment with the Company, the vesting of the Options shall be accelerated in part such that on the date of the Change in Control Event such Options shall vest immediately with respect to 50% of the then unvested shares covered by each of such Options and shall vest with respect to the balance of the unvested shares in accordance with vesting schedule provided for above (with 50% of the number of shares that would have otherwise vested on each subsequent vesting date in accordance with the vesting schedule above vesting on each such subsequent vesting date); provided, however, that if (i) you remain employed by the Company or the acquiring or succeeding company for six months following the Change in Control Event, (ii) during the six month period following the Change in Control Event, your employment with the Company or the acquiring or succeeding company is terminated by the Company or the acquiring or succeeding company without Cause or (iii) during the six month period following the Change in Control Event, you terminate your employment with the Company or the acquiring or succeeding company as a result of a substantial diminution in your authority and responsibilities from and after the Change in Control Event, then upon the six months date or the date of such termination, as the case may be, the balance of the unvested shares covered by such Options shall become vested and exercisable in full. For purposes of this offer letter, the definitions of “Change in Control Event” and “Cause” are set forth on Exhibit A to this offer letter.

(d) The Company’s agreement to grant the Options hereunder is subject to the approval by the Board and the stockholders of the Company of an amendment or amendments to the Stock Plan to increase the number of Shares of Common Stock authorized for issuance thereunder to cover the shares of Common Stock issuable upon exercise of the Options.

(e) In addition to the Options, the Board will review your equity compensation from time to time and may make such adjustments and grant such additional equity as it shall determine in its sole discretion.

6. At-Will Employment. Your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company, which expressly states the intention to modify the at-will nature of your employment. Notwithstanding the foregoing, however, if the Company terminates your employment without Cause, then, in exchange for and subject to your execution of a separation agreement and release of claims in a form to be provided by, and satisfactory to, counsel for the Company, (a) you will receive as severance pay an amount equal to nine months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings, and payable over the nine-month period following such termination in accordance with the Company’s regular payroll practices) and (b) during such nine-month severance period, the Company will provide you with medical and dental insurance benefits to the extent you were receiving such benefits prior to such termination and to the extent that the Company is able to provide you with such benefits at a cost to the Company that is not in excess of the cost that the Company was paying for such benefits for you prior to such termination; provided, however, that if you become employed prior to the end of the nine-month severance period and are eligible to receive medical or dental insurance benefits from your new employer, then the Company shall no longer be required to provide you with such benefits.

7. Non-Competition, Non-Solicitation and Non-Disclosure Agreement. As a condition of your employment, you will be required to execute the Company’s Non-Competition, Non-Solicitation and Non-Disclosure Agreement, a copy of which is enclosed with this letter.

8. Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

9. Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

10. Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to my attention at TetraPhase. This offer is effective through December 10, 2007. This offer is contingent on satisfactory reference checks.

On behalf of TetraPhase Pharmaceuticals, Inc.

/s/ Lawrence Miller Lawrence Miller
Chairman

The foregoing correctly sets forth the terms of my at-will employment by the Company.

/s/ Guy Macdonald	Date:	December 10th 2007
Guy Macdonald

EXHIBIT A

Definitions

For the purposes of this Offer Letter:

(1) “Cause” shall mean (a) a good faith finding by the Board that (i) you have failed to substantially perform your assigned duties for the Company, which failure is not cured within 30 days following written notice from the Company to you specifying the duties not performed, (ii) you have engaged in dishonesty, gross negligence or misconduct or (iii) you have breached any employment agreement, confidentiality agreement, non-disclosure agreement or other agreement entered into between you and the Company or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

(2) “Change in Control Event” shall mean:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination.

December 19, 2008

Guy Macdonald

125B Magazine Street

Cambridge, MA 02139

Dear Guy:

To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, TetraPhase Pharmaceuticals, Inc. (the “Company”) and you hereby agree to amend the offer letter dated December 4, 2007 by and between the Company and you (the “Offer Letter”) as follows:

1.	It is agreed that Section 3 of the Offer Letter is amended by inserting the following at the end of the paragraph:

“Any bonus payable to you under this letter will be paid between January 1 and March 15 of the calendar year following the calendar year in which such bonus is earned and approved by the Board.”

2.	It is further agreed that the third sentence in Section 6 of the Offer Letter is amended and restated in its entirety as follows

“Notwithstanding the foregoing, however, if the Company terminates your employment without Cause, then, in exchange for and subject to your execution and non-revocation of a separation agreement and release of claims within 60 days after your termination of employment in a form to be provided by, and satisfactory to, counsel for the Company, (a) you will receive as severance pay an amount equal to nine months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings, and payable in accordance with the Company’s regular payroll practices) and (b) during such nine-month severance period, the Company will provide you with medical and dental insurance benefits to the extent you were receiving such benefits prior to such termination and to the extent that the Company is able to provide you with such benefits at a cost to the Company that is not in excess of the cost that the Company was paying for such benefits for you prior to such termination; provided, however, that if you become employed prior to the end of the nine-month severance period and are eligible to receive medical or dental insurance benefits from your new employer, then the Company shall no longer be required to provide you with such benefits. The nine-month severance period will commence with the first payroll date after the revocation period ends, provided that if the 60th day following your date of termination falls in the calendar year after the year in which your employment terminates, the payment will be made no earlier than the first day of such later calendar year.”

3.	It is further agreed that the following language will be inserted as Section 11 of the Offer Letter:

“11. Section 409A of the Code. Subject to the provisions in this Section 11, any severance payments or benefits under this letter will begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this letter.

(a) It is intended that each installment of the severance payments and benefits provided under this letter shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c) All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d) Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided in this letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.”

On behalf of TetraPhase Pharmaceuticals, Inc.

/s/ Lawrence Miller
Lawrence Miller
Chairman

By execution of this letter, you hereby agree to the foregoing amendment of the Offer Letter and reaffirm your obligations under the Offer Letter.

/s/ Guy Macdonald	Date:	12/23/08

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